As filed with the Securities and Exchange Commission on November 16, 2020

Registration No. 33-64726

Registration No. 333-139089

Registration No. 333-176086

Registration No. 333-216427

Registration No. 333-236696

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 33-64726

FORM S-8 REGISTRATION STATEMENT NO. 333-139089

FORM S-8 REGISTRATION STATEMENT NO. 333-176086

FORM S-8 REGISTRATION STATEMENT NO. 333-216427

FORM S-8 REGISTRATION STATEMENT NO. 333-236696

UNDER THE SECURITIES ACT OF 1933

LIBBEY INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	34-1559357
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

300 MADISON AVENUE

TOLEDO, OHIO 43604

(419) 325-2100

(Address, including zip code, and telephone number of Principal Executive Offices)

Libbey Inc. Stock Purchase and Savings Program

Libbey Inc. Supplemental Retirement Plan

Libbey Inc. 2006 Omnibus Incentive Plan

Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan

Libbey Inc. 2016 Omnibus Incentive Plan

Amended and Restated Libbey Inc. 2016 Omnibus Incentive Plan

(Full Title of the Plan)

Patrick J. Bartels, Jr. Director Libbey Inc. 300 Madison Avenue Toledo, Ohio 43604 (419) 325-2100 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☒	Smaller Reporting Company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

TERMINATION OF REGISTRATION STATEMENTS

AND

DEREGISTRATION OF UNSOLD SECURITIES

Libbey Inc., a Delaware corporation (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to (i) deregister any and all shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), and (ii) deregister any and all plan interests, to be issued to participants under the Libbey Inc. Retirement Savings Plan and the Libbey Inc. Supplemental Retirement Plan, that are registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•

Registration Statement No. 33-64726, filed with the SEC on June 22, 1993, registering 1,000,000 shares of Common Stock, as well as an indeterminate amount of plan interests issuable to participants under the Libbey Inc. Stock Purchase and Savings Program and the Libbey Inc. Supplemental Retirement Plan;

•	Registration Statement No. 333-139089, filed with the SEC on December 1, 2006, registering 3,033,306 shares of Common Stock issuable pursuant to the Libbey Inc. 2006 Omnibus Incentive Plan;

•

Registration Statement No. 333-176086, filed with the SEC on August 5, 2011, registering 1,460,000 shares of Common Stock issuable pursuant to the Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan;

•	Registration Statement No. 333-216427, filed with the SEC on March 3, 2017, registering 1,200,000 shares of Common Stock issuable pursuant to the Libbey Inc. 2016 Omnibus Incentive Plan; and

•

Registration Statement No. 333-236696, filed with the SEC on February 27, 2020, registering 1,750,000 shares of Common Stock issuable pursuant to the Amended and Restated Libbey Inc. 2016 Omnibus Incentive Plan.

On June 1, 2020, the Company, Libbey Glass Inc. (“Libbey Glass”), and each direct and indirect domestic subsidiary of Libbey Glass commenced voluntary cases (the “Chapter 11 Cases”) under Chapter 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware. The Chapter 11 Cases were jointly administered under the caption In re: Libbey Glass Inc., et al., Case No. 20-11439 (LSS).

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, effective upon filing of these Post-Effective Amendments, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any, as of the date hereof. Effective upon filing of these Post-Effective Amendments, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on November 16, 2020.

LIBBEY INC.

By:	/s/ Patrick J. Bartels, Jr.
Patrick J. Bartels, Jr.
Director

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.